EXHIBIT 23.1

CONSENT OF INDEPENDENT AUDITORS


We consent to the incorporation by reference in this registration statement on Post Effective Amendment No. 1 to Form S-8, (File No. 333-108692) pertaining to the New York Health Care Performance Incentive Plan, and Independent Director and Consultant Warrants of our report dated February 7, 2003, except for the ninth paragraph of Note 11, which is as of March 7, 2003, with respect to the consolidated financial statements of New York Health Care, Inc. for the year ended December 31, 2002 included in its Annual Report on Form 10-K for the year ended December 31, 2002, filed with the Securities and Exchange Commission. We also consent to the reference to our firm under the caption "Experts".


Weiser  LLP


New York, New York
October 15, 2003


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